Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE

BARNES GROUP INC.

STOCK AND INCENTIVE AWARD PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING

SECURITIES THAT HAVE BEEN REGISTERED UNDER

THE SECURITIES ACT OF 1933.

RESTRICTED STOCK UNIT AWARD AGREEMENT executed in duplicate as of February 16, 2005 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation (the “Company”), and [NAME OF GRANTEE], a person regularly employed by or providing services to the Company or one of its Subsidiaries (the “Holder”).

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement and issuance of shares pursuant thereto.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.	GRANT OF RESTRICTED STOCK UNIT AWARD. Subject to the terms, conditions and restrictions set forth in this Agreement and the Plan, the Company hereby grants to the Holder an award of [# Restricted Stock Units] restricted stock units (each a “Restricted Stock Unit” and, collectively, the “Award”). The Award entitles the Holder to receive, without payment to the Company and at the applicable time or times provided by Section 6 hereof (if any), a number of shares of common stock, par value $.01 per share, of the Company (“Common Stock”), equal to the number of the Restricted Stock Units (if any) that become non-forfeitable pursuant to Section 4 hereof, subject, however, to Section 5 and the other provisions of this Agreement. The Award also entitles the Holder to be paid Dividend Equivalents on the terms and subject to the conditions set forth in Section 2. In no event shall the Holder acquire any rights under this Agreement unless the Holder executes and delivers to the Company, no later than 120 days after the Grant Date, a counterpart of this Agreement duly countersigned by the Holder.

2.

DIVIDEND EQUIVALENTS. On each date on which a dividend (other than a Common Stock dividend) is paid to the holders of Common Stock the record date of which falls during the period commencing on the Grant Date and ending on the first date on which all of the Restricted Stock Units have either been forfeited pursuant to Section 5 or paid pursuant to Section 6, the Company shall pay the Holder an amount of money determined by multiplying (a) the number of the Restricted Stock Units that were neither forfeited nor paid on or before such dividend record date, times (b) the dividend per share paid on such dividend payment date. However, if the dividend is paid in property other than cash or Common Stock, the amount of money to be paid to the Holder in respect of such dividend shall be determined by multiplying (i) the number of the Restricted Stock Units that were neither forfeited nor paid on or before such dividend record date, times (ii) the fair market value on such dividend payment date of the property that was paid per share of Common Stock as a dividend on such dividend payment date.

3.	RESTRICTIONS ON AWARD. In no event (a) may the Holder sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Award or any interest therein, nor (b) shall the Award or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise. Any attempt, whether voluntary or involuntary, to sell, exchange, transfer, assign, pledge, hypothecate, mortgage, dispose, anticipate, attach, garnish, levy upon, encumber or charge the Award or any interest therein shall be null and void and the other party to the transaction shall not obtain any rights to or interest in the Award. The foregoing provisions of this Section 3 shall not prevent the Award or any Restricted Stock Unit from being forfeited pursuant to the terms and conditions of this Agreement, and shall not prevent the Holder from designating a Beneficiary to receive the Award in the event of his or her death in accordance with Section 2(d) of the Plan. Any such Beneficiary shall receive the Award subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in Section 5.

4.	VESTING OF RESTRICTED STOCK UNITS.

(a)	Normal Vesting Dates. Subject to Sections 4(b), (c), (d) and (e) and Section 5, the Holder must remain in the continuous employ of the Company through (i) the third anniversary of the Base Date (as hereafter defined) for 33.4% of the Restricted Stock Units to become non-forfeitable, (ii) the fourth anniversary of the Base Date for an additional 33.3% of the Restricted Stock Units to become non-forfeitable, and (iii) the fifth anniversary of the Base Date for the balance of the Restricted Stock Units to become non-forfeitable. The number of Restricted Stock Units that become non-forfeitable on the third and fourth anniversaries of the Base Date pursuant to the foregoing shall be rounded to the nearest whole Restricted Stock Unit. For purposes of this Agreement, the “Base Date” means August 16, 2004.

(b)	Acceleration of Vesting in Event of Death or Disability. Notwithstanding Section 4(a) but subject to Section 5, if the Holder’s employment by the Company terminates before the fifth anniversary of the Base Date as a result of death or Disability, then on the date of such termination of employment any of the Restricted Stock Units that did not become non-forfeitable before such termination of employment shall immediately become non-forfeitable. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).

(c)	Exception for Retirement. Notwithstanding Section 4(a) but subject to Section 5, if the Holder’s employment by the Company terminates (i) more than thirty (30) months after the Base Date and before the fifth anniversary of the Base Date by reason of retirement at or after age 62 with a minimum of five (5) years of credited service with the Company and/or its Subsidiaries, and (ii) under circumstances that do not constitute “cause” as hereafter defined (any such termination of employment being hereafter referred to as “Retirement”), and if, in addition, the Holder executes a covenant not to compete and a release of claims effective as of the date of Retirement, each in a form acceptable to the Committee, and complies with the terms of such covenant and release, then any Restricted Stock Units that have not yet become non-forfeitable in accordance with the other provisions of this Section 4 as of the date of Retirement shall thereafter become non-forfeitable in accordance with the other provisions of this Section 4 as if the Holder had continued as an employee through the fifth anniversary of the Base Date, unless the Holder dies after the date of Retirement and before all of such Restricted Stock Units have become non-forfeitable, in which case any Restricted Stock Units that have not yet become non-forfeitable as of the date of death shall become non-forfeitable on that date. For purposes of this Agreement, “cause” shall mean (A) the willful and continued failure by the Holder to substantially perform the Holder’s duties with the Company (other than any such failure resulting from the Holder’s incapacity due to physical or mental illness) or (B) the willful engaging by the Holder in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(d)	Acceleration of Vesting in Event of Change in Control. Notwithstanding Section 4(a) but subject to Section 5, if the Holder remains in the continuous employ of the Company from the Grant Date to the date, if any, on which a Change in Control occurs, any of the Restricted Stock Units that are not then non-forfeitable shall immediately become non-forfeitable. However, if such Change in Control occurs less than six months after the Grant Date and the Committee requests in writing before the date of such Change in Control that the Holder agree in writing to remain in the employment of the Company through the date which is six months after the Grant Date with substantially the same title, duties, authority, reporting relationships, compensation and indemnification as on the day immediately preceding the Change in Control, then in that event the Restricted Stock Units that are not then non-forfeitable shall become non-forfeitable pursuant to this Section 4(d) only if the Holder executes such written agreement and delivers it to the Company not later than one week after the date of such Change in Control, in which case such Restricted Stock Units shall become non-forfeitable when the Holder delivers such written agreement or, if later, on the date on which such Change in Control occurs.

(e)

Additional Vesting Provisions. Any provision above of this Section 4 to the contrary notwithstanding, a Restricted Stock Unit shall not become non-forfeitable pursuant to this Section 4 if, prior to the date (if any) on which such Restricted

Stock Unit would become non-forfeitable pursuant to this Section 4, such Restricted Stock Unit was forfeited pursuant to Section 5(c). Any provision of this Agreement to the contrary notwithstanding, in no event shall the number of Restricted Stock Units that become non-forfeitable pursuant to this Agreement or any provision thereof exceed in the aggregate 100% of the Restricted Stock Units unless the excess is attributable solely to an adjustment referred to in Section 7 of this Agreement or Section 10 of the Plan.

5.	FORFEITURE OF RESTRICTED STOCK UNITS.

(a)	Except as provided otherwise in Section 4(c) above or in the second sentence of Section 5(b) below, any Restricted Stock Units that have not become non-forfeitable pursuant to Section 4 above on or before the date on which the Holder ceases to be an employee of the Company shall be forfeited as of that date, and all of the Holder’s rights and interest in and to such forfeited Restricted Stock Units shall thereupon terminate without payment of consideration by the Company. For purposes of the preceding sentence, Restricted Stock Units that become non-forfeitable pursuant to Section 4(c) shall be considered to be non-forfeitable on the date on which the Holder ceases to be an employee of the Company even if the Holder executes the covenant not to compete and release referred to therein after the date of termination, provided that s/he does so within a reasonable period of time (in no event to exceed 30 days) after that date and the covenant and release are effective as of that date. No Award or other amount payable to the Holder shall be reduced by the amount of any dividend equivalents previously paid to the Holder with respect to the forfeited Restricted Stock Units. For purposes of this Agreement, the continuous employment of the Holder by the Company will not be deemed to be interrupted by reason of the transfer of the Holder’s employment from the Company to any Subsidiary or from any Subsidiary to the Company or another Subsidiary, or by reason of an approved leave of absence.

(b)	If the Holder’s employment terminates by Retirement as defined in Section 4(c), but the Holder does not execute the covenant and release referred to in Section 4(c), any Restricted Stock Units that have not yet become non-forfeitable as of the date of Retirement shall be forfeited as of the date of Retirement. If the Holder executes but fails to comply with such covenant and release, any Restricted Stock Units that have not yet become non-forfeitable as of the date of such failure to comply shall be forfeited as of that date.

(c)

If the Holder, at any time before all of the Restricted Stock Units become non-forfeitable: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment with, renders services to or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Holder has worked, during the Holder’s last two years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its Subsidiaries on behalf of any business or enterprise other than the Company or a Subsidiary, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by the Holder’s work responsibilities with the Company or any of its Subsidiaries); or (iv) is convicted of a crime against the Company or any of its Subsidiaries; or (v) engages in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, any Restricted Stock Units that have not theretofore become non-forfeitable shall be forfeited unless the Committee, in its sole discretion, elects otherwise. The provisions of this Section 5(c) are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Holder and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

(d)	By executing this Agreement, the Holder irrevocably consents to any forfeiture of Restricted Stock Units required or authorized by this Agreement.

6.	DELIVERY OF SHARES. If and when a Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4 or as soon as practicable thereafter (but in no event later than the date that is 2½ months from the end of the taxable year of the Holder in which such Restricted Stock Unit becomes non-forfeitable within the meaning of Section 4), a share of Common Stock shall be credited to a book entry account with the Company’s transfer agent in the name of the Holder in payment of such Restricted Stock Unit. In lieu of crediting any such share to a book entry account with the Company’s transfer agent, at the election and expense of the Holder, a stock certificate representing such share shall be delivered to the Holder as soon as practicable after the Company’s receipt of the Holder’s election. All shares of Common Stock delivered under this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

7.

CAPITAL ADJUSTMENTS. In addition to any other adjustments that may be made pursuant to Section 10 of the Plan, (a) if the number of outstanding shares of Common Stock of the Company is changed as a result of a stock dividend, stock split, reverse stock split or the like without additional consideration to the Company, the number of Restricted Stock Units shall be adjusted to correspond to the change in the outstanding shares of Common Stock, and (b) in the case of any reorganization or recapitalization of the Company (by reclassification of its outstanding Common Stock or otherwise), or its consolidation or merger with or into another corporation, or the sale, conveyance, lease or other transfer by the Company of all or substantially all of its property, pursuant to any of which events the then outstanding shares of Common Stock are combined, or are changed into or become exchangeable for other shares of stock or property, the Holder shall be entitled to earn and receive, in lieu of the shares that s/he would otherwise be entitled to earn and receive pursuant to the Award and without any payment, the shares of stock or property which the Holder would have received upon such reorganization, recapitalization, consolidation, merger, sale or other transfer, if immediately prior thereto s/he had owned the shares that s/he would otherwise be entitled to earn and receive pursuant to the Award and had exchanged such shares in accordance with the terms of such reorganization, recapitalization, consolidation, merger, sale or other transfer.

8.	TAXES AND WITHHOLDING. The Company shall have the right, in its discretion, to deduct from any dividend equivalents payable pursuant to Section 2, and from any shares to be delivered pursuant to Section 6, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such dividend equivalents and/or shares, and the Holder may be required to pay to the Company prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in the Holder’s name, the amount of any such taxes. The Company shall accept whole shares of Common Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if the Holder of the Award elects to make payment in such manner.

9.	COMPLIANCE WITH LAW. The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, the Company will not issue any shares or other securities pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of any shares subject to this Award upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Award or the issue of shares hereunder, no rights under the Award may be exercised and shares of Common Stock may not be delivered pursuant to the Award, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee and any delay caused thereby shall in no way affect the dates of vesting or forfeiture of the Award.

10.	RELATION TO OTHER BENEFITS. The benefits received by the Holder under this Agreement will not be taken into account in determining any other benefits to which the Holder may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Holder under any life insurance plan covering employees of the Company.

11.	AMENDMENTS; INTEGRATED AGREEMENT. This Agreement may only be amended in a writing signed by the Holder and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

12.	RELATION TO PLAN; INTERPRETATION. The Award is granted under the Plan, and the Award and this Agreement are each subject to the terms and conditions of the Plan,

which are hereby incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. Capitalized terms used in this Agreement without definition have the meanings assigned to them in the Plan. References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

13.	NO IMPLIED PROMISES. By accepting the Award and executing this Agreement, the Holder recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Restricted Stock Units from becoming non-forfeitable. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any forfeiture of Restricted Stock Units that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

14.	NOTICES. Any notice hereunder by the Holder shall be given to the Committee in writing and such notice by the Holder hereunder shall be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., P. O. Box 489, 123 Main Street, Bristol, Connecticut 06011-0489, U.S.A., or at such other address as the Company may designate by notice to the Holder. Any notice to the Holder shall be in writing and shall be deemed duly given if delivered to the Holder in person or mailed or otherwise delivered to the Holder at such address as the Holder may have on file with the Company from time to time.

15.	INTERPRETATION AND DISPUTES. The Committee shall interpret and construe this Agreement and make all determinations thereunder, and any such interpretation, construction or determination by the Committee shall be binding and conclusive on the Company and the Holder and on any person or entity claiming under or through either of them. Without limiting the generality of the foregoing, any determination of whether the Holder’s employment terminates by reason of “Retirement” or for “cause” within the meaning of Section 4(c) above shall be made by and in the sole discretion of the Committee, whose decision shall be final and binding on the Company, the Holder and any person or entity claiming under or through any of them.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Corporate Secretary of the Company within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Holder and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Holder agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

16.	GENERAL.

(a)	Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Holder or adjust the compensation of the Holder.

(b)	The Holder shall have no rights as a stockholder with respect to any shares that may be issued or transferred pursuant to this Agreement until the date of issuance to the Holder of a stock certificate for the shares or the date of entry of a credit for the shares in a book entry account in the Holder’s name.

(c)	This Agreement shall be binding upon the successors and assigns of the Company and upon any Beneficiary of the Holder referred to in Section 2(d) of the Plan.

(d)	Any waiver by a party of another party’s performance of, or compliance with, a term or condition of this Agreement shall not operate, or be construed, as a waiver of any subsequent failure by such other party to perform or comply.

(e)	Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(f)	This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

17.	CODE SECTION 409A. Any dividend equivalents and shares that may be earned pursuant to this Agreement are intended to qualify for the treatment applicable to short-term deferrals under Q&A-4(c) of Section IV.A. of IRS Notice 2005-1 (guidance relating to Section 409A of the Code), or are intended to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the dividend equivalents and shares that may be earned pursuant to this Agreement will be includible in the Holder’s gross income pursuant to Section 409A(a)(1)(A) of the Code. The Award and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any dividend equivalents or shares that may be earned pursuant to this Agreement will not be includible in the Holder’s gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Holder as to the tax consequences of the Award or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BARNES GROUP INC.		HOLDER

BY:
	Senior Vice President – Human Resources	[HOLDER]

Approved by the Compensation and Management

Development Committee of the Board of Directors: 2/16/05